Exhibit 99.2

Sino Clean Energy, Inc. Announces Preliminary First Quarter 2011 Gross Profit of $10 to $12.5 Million; Operating Income of $9 to $10 Million

XI'AN, China, April 29 -- Sino Clean Energy Inc. (Nasdaq:SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced preliminary, unaudited gross profit of $10 to $12 million and operating income of $9 to $10 million for the first quarter 2011 ending March 31, 2011.

This announcement is a supplement to the previously announced preliminary first quarter 2011 revenue results of $33.7 million issued on April 26, 2011.

Sino Clean Energy expects to report first quarter 2011 results by May 15, 2011. The Company will provide details regarding the earnings release and conference call once the dates have been finalized.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province, Liaoning Province and Guangdong Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
COMPANY
Ming Li
Assistant to the Chairman
+86-29-8406-7376
marin_lm@163.com

INVESTOR RELATIONS:
HC International, Inc.
Ted Haberfield
Executive VP
+1-760-755-2716
thaberfield@hcinternational.net